EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

Apex 9 Inc., a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY AS TO THE FOLLOWING:
FIRST: The name of the Corporation is Apex 9 Inc.
SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 20, 2013.
THIRD: The amendment to the Certificate of Incorporation set forth in this Certificate of Amendment has been duly adopted in accordance with Sections 228 and 242 of the DGCL.
FOURTH:  Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following Article I:

ARTICLE I
NAME
The name of the corporation is DCA Asset Management, Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer as of April 10, 2017, and the foregoing facts stated herein are true and correct.

Apex 9 Inc., a Delaware corporation

By: /s/: Anthony J. Iarocci, Jr.
Anthony J. Iarocci, Jr., Chief Executive Officer